Exhibit 99.1

FOR IMMEDIATE RELEASE

      E.DIGITAL CORPORATION BEGINS SECOND FISCAL QUARTER WITH OVER $750,000
                           IN DIGEPLAYER(TM) SHIPMENTS

           Company Comments on APS/Wencor's Pending Acquisition of IMS

(SAN DIEGO, CA, July 13, 2005) - e.Digital Corporation (OTC: EDIG), a leading innovator and provider of proprietary digital technology platforms, announced today that it has shipped over $750,000 in Ethernet-enabled digEplayers to customer, APS/Wencor, since July 1. Additional Micro-OS(TM)-powered digEplayers are scheduled to ship this quarter to APS/Wencor.

Commenting on the digEplayer, and their pending acquisition of in-flight entertainment (IFE) company, IMS, Brent Wood, chairman and chief executive officer of APS/Wencor said, "Product definition is still under review, but at least for the balance of 2005, I believe that the current version of the digEplayer will be marketed and offered for sale to our customers by the combined sales force of APS and IMS. The new combined company will enable us to better serve our customers as well as extend our offerings into other areas."

"We look forward to continuing digEplayer orders and supporting APS/Wencor's growing leadership in the IFE industry," said Atul Anandpura, president and chief executive officer of e.Digital.

About e.Digital Corporation: e.Digital Corporation partners with leading, innovative companies, designing and providing manufacturing services for their branded digital video, digital audio and wireless products based on the Company's proprietary MicroOS(TM)-enabled technology platforms. e.Digital specializes in the delivery, management, and protection of open and secure digital content through it's Personal Video, Personal Audio, Automotive, and Wireless technology platforms. e.Digital's services include the licensing of the Company's MicroOS(TM), custom software and hardware development, industrial design, and manufacturing services through the Company's manufacturing partners. For more information about e.Digital and its technology platforms, please visit the company website at www.edigital.com.


Safe Harbor statement under the Private  Securities  Litigation  Reform of 1995:
All statements made in this document, other than statements of historical fact, are forward-looking statements. Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about the businesses of the Company and the industries and markets in which the company operates. Those statements are not guarantees of future performance and involve risks, uncertainties and assumptions that will be difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied by those forward-looking statements. More information about potential factors that could affect the Company can be found in its most recent Form 10-K, Form 10-Q and other reports and statements filed by e.Digital
Corporation with the Securities and Exchange Commission ("SEC"). e.Digital Corporation disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated by it.

Note: MicroOS is a trademark of e.Digital Corporation. digEplayer is a trademark of APS/Wencor. All other company, product, and service names are the property of their respective owners.

CONTACT:
e.Digital Corporation: Robert Putnam, (858) 679-1504, rputnam@edigital.com